EXHIBIT 23.2
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                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statement on Form S-8, pertaining to the 200,000 shares of Common Stock of Gravity Spin Holdings, Inc. in aggregate to be issued to Michael Tan and Anthony Tam pursuant to certain consulting agreements entered into between the Gravity Spin Holdings, Inc. and each of the above mentioned individuals, of our report dated October 21, 2003, in respect to our audits of the consolidated financial statements of that company as at July 31, 2003 and 2002, which report was included in the company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on November 6, 2003.



/s/ Miller & McCollom

MILLER AND MCCOLLOM
Certified Public Accountants
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033
April 6, 2004